EXHIBIT 10.26
Sandy Seibert VP, Talent Acquisition

November 19, 2021

Tamer Abuaita
___________
___________

Dear Tamer,
I am pleased to offer you the position of SVP,Chief Supply Chain Officer at Stanley Black & Decker, Inc. We anticipate you will be designated as an Executive Officer, subject to board approval. This is a full time, salaried exempt position, based in Long Grove, IL. You will report directly to Don Allan, President & CFO. Your annual base salary will be $540,000, paid monthly.
TARGETED START DATE: Your anticipated start date is January 3, 2022. The finalization of your start date will be determined once the contingencies in this offer have been satisfactorily met.
SIGN-ON BONUS: Upon joining the Company, you will receive a sign-on bonus of $650,000, subject to applicable taxes and withholdings. The sign-on bonus will be delivered as follows: $325,000 upon hire and $325,000 in December 2022. If within two years of each bonus payment you voluntarily terminate your employment, or your employment is terminated by the Company for violation of Company rules, or misconduct, you shall repay to the company the full gross amount of this signing bonus at the time of such termination.

ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program (MICP) Level 1A per the terms and conditions of the plan. Your target bonus is 75% of your base salary with a 150% maximum of your base salary, payable in the spring following each MICP plan year. You will receive a full year 2022 MICP bonus to the extent earned based upon business performance in relation to the Corporate Plan metrics. MICP participants are required to sign and return a restrictive covenant agreement, which is attached to this offer letter.

LONG-TERM INCENTIVES:
As part of your annual compensation package, you will be eligible to participate in the Annual Equity Award Program and Long-Term Performance Award Program (LTPAP).

Annual Equity Grant: Equity grants are typically made in December of each year. For your 2022 December grant, your target will be approximately $880,000 of fair value at the grant date, expected to be comprised of a mix of Stock Options and Restricted Stock Units (RSUs). Specific grant levels are subject to annual review by the Board of Directors. These grants will typically vest in 25% increments over four years.

Long-Term Performance Award: LTPAP grants are typically made in February of each year. This Program is intended to provide financial rewards for specified full-time members of the Stanley Black & Decker executive team, provided specific corporate goals are achieved during the Program’s three year measurement period. For your Q1 2022 grant, your target will be 100% of your base salary with an 200% maximum of your base salary, payable in shares after the completion of the three year performance period to the extent the performance goals are achieved.

One-Time Equity Incentives: In addition to the standard equity grants received in December, you will also receive a one-time RSU grant within 90 days of your start date with a fair value of $1,750,000 that will vest in 25% increments over four years.

RELOCATION: You will be eligible for the Guaranteed Buy Out Relocation Policy as described in the enclosed materials.  As part of this program, you will receive a moving allowance of one month’s new salary up to maximum of $5,000 to cover incidental moving expenses once you have moved.  To be eligible for any relocation benefit you must first sign the Relocation Expense Agreement, which can be found on the last page of the enclosed Relocation Policy.  No relocation benefit will be provided until the Company has received your signed Relocation Expense Agreement. Expectation of commencement for the relocation will occur in 2024.

BENEFITS: You are eligible for 4 weeks of Paid Time Off (PTO). PTO is subject to the terms of the corporate policy. You will be eligible to enroll for medical, dental, vision, flexible spending accounts, group legal, disability and life insurance coverage effective on the first of the month following your date of hire. A benefits guide is enclosed with this offer letter.

The Stanley Black & Decker Retirement Account Plan will become effective on the first of the month following your date of hire. The plan provides a competitive retirement benefit and has two components. The Retirement Account Plan offers a 401K savings vehicle for you to save on a pre-tax basis with a Company match of 50% on employee pre-tax contributions up to 7% of your pay and a competitive investment fund line-up. In addition, the Retirement Account Plan provides a Core allocation to an account for you regardless of your own contributions. Stanley Black &
Decker will make a Core allocation to your account of 2%, 4% or 6% of your pay based on your age (2% to age 39, 4% ages 40-54, and 6% age 55 and above).

PERQUISITES: You will be eligible for the following perquisites as described in the enclosed Executive Compensation Booklet.

Stanley Black & Decker (SBD) Home Security System: You are eligible for an SBD home security system with a reimbursement value (installation and equipment) up to $30,000, which will include monthly monitoring, preventative maintenance and repair costs.

SBD Company Products: You are eligible to receive up to $5,000 per year in SBD Company products (at standard cost).
Executive Life Insurance Program: Death benefit of 3X base salary and retirement cash funding if at the time of termination, you have 10 years of service and are age 55 or older.

Executive Long-Term Disability Insurance: Monthly LTD Benefit for qualifying disabilities equal to up to 60% of Monthly Earnings (a maximum of $35,000 monthly)

Executive Physical Program: An annual comprehensive medical examination and appropriate screening with an annual allowance up to $5,000.

Executive Financial and Estate Planning Program: Financial planning services with a professional of your choice with an annual allowance up to $15,000.

STOCK OWNERSHIP AND CHANGE IN CONTROL: As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is three times your base salary.

Shortly after you join the Company, subject to board approval, we expect to execute a Change in Control agreement that will provide you with a 2.5x total cash benefit (base salary + average 3-year bonus) upon a double trigger event (i.e., Change in Control and involuntary termination).

OTHER: Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. Stanley Black & Decker does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of Stanley Black & Decker. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update.

Commencing employment is contingent upon successful:

1.Submission of completed Pre-Employment forms, including the Invention and Confidentiality Agreement;
2.Pre-employment drug screen;
3.Background check;
4.Evidence of your authorization to legally work in the U.S. in accordance with Immigration and Naturalization Act (Form I-9);
5.Return of the signed MICP Restrictive Covenant Agreement
6.Return of the signed Made in the USA Acknowledgement Agreement

We are delighted that you will be joining Stanley Black & Decker! There’s a lot of exciting work to be done and we know that you’ll make a great contribution to our success. If you have any questions, please do not hesitate to call me at (_______.

Sincerely,

Sandy Seibert
VP, Talent Acquisition

I, _____________________________ hereby accept the offer of employment as presented above on this
(print name)
________ day of ________ 2021. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker, Inc. regarding my offer of employment, including the sections pertaining to the Sign-On Bonus and Relocation payments which state I shall repay the Company the full gross amount of such payments if, within two years of the date I commence work for Stanley Black & Decker, or the receipt of such bonus where later, I voluntarily terminate my employment, or my employment is terminated by the Company for violation of Company rules, or misconduct and fully supersedes any other agreements, understandings, or promises from any representative of the Company.
Signature: /s/ Tamer Abuaita
Enclosures:
Benefits Guide
Restrictive Covenant
Made in the USA Acknowledgement Form
Executive Compensation Booklet
Stock Ownership Guidelines
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